EXHIBIT 10.6

PMC MANAGEMENT AND PROXY AGREEMENT

This PMC MANAGEMENT AND PROXY AGREEMENT (this “Agreement”), is made as of this 7th day of November, 2005, by and among PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”), PAXSON MANAGEMENT CORPORATION, a Nevada corporation (“PMC”), Lowell W. Paxson, including any successor of Lowell W. Paxson appointed pursuant to Section 11 (the “Executive”), and certain direct and indirect wholly-owned subsidiaries of the Company listed on the signature pages hereto (collectively, the “Parties”, and individually, a “Party”).

WHEREAS, the Executive is the controlling shareholder of the Company and owns and votes 99% of the voting stock of PMC;

WHEREAS, the Executive’s wife and beneficiary of his estate, Marla Paxson, owns and votes 1% of the voting stock of PMC;

WHEREAS, the Company, PMC, the Executive and certain other parties have, as of the date hereof, entered into a Master Transaction Agreement (the “Master Transaction Agreement”) which contemplates the execution and delivery of this Agreement and certain other documents specified therein;

WHEREAS, the Company wishes to retain PMC to perform certain services relating to the management, operation and control of the analog and digital full power and low power television broadcast stations (individually, a “Station”, and collectively, the “Stations”) owned by certain of the Company’s subsidiaries (each such subsidiary and its respective Station is identified on Schedule A attached hereto and is referred to here individually as a “Station Subsidiary” and collectively as the “Station Subsidiaries”);

WHEREAS, the Company and PMC have requested, and the Federal Communications Commission (“FCC”) has approved, the pro forma transfer of voting control to PMC, acting through the Executive, of the Station Subsidiaries that hold assets and authorizations issued by the FCC for the Stations (the “FCC Authorizations”); and

WHEREAS, to comply with the FCC’s grant of the pro forma transfer of control of the Station Subsidiaries, the Company wishes to grant to PMC, acting through the Executive, certain rights and powers to vote the issued and outstanding capital stock of each Station Subsidiary that is a corporation and to appoint the managing member or partner of each Station Subsidiary that is a limited liability company or limited partnership;

NOW THEREFORE, in exchange for the mutual promises contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. All capitalized terms in this Agreement not defined herein shall have the meaning ascribed to them in the Master Transaction Agreement or in the other documents to be executed and delivered pursuant thereto.

SECTION 2. TERM

2.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence as of the date hereof (the “Effective Date”) and, subject to Section 2.2 below, shall continue in full force and effect until the first to occur of (a) the consummation of the transfer of control of the Station Subsidiaries in connection with the sale of the Call Shares to the Investor or its Permitted Transferee, (b) the consummation of the transfer of control of the Station Subsidiaries in connection with the sale of the Call Shares to the Company pursuant to the Company Stock Purchase Agreement dated as of the date hereof, among the Paxson Stockholders and the Company (the “Company Stock Purchase Agreement”) following the termination of the Call Right pursuant to the Call Agreement or (c) the consummation of the transfer of control of the Station Subsidiaries in connection with the termination of the Company Stock Purchase Agreement. The date this Agreement terminates pursuant to this Section shall be the “Termination Date.”

2.2 Station Sales. Notwithstanding Section 2.1, this Agreement shall terminate with respect to any Station upon (a) the consummation of the sale to a third party of substantially all the assets, including the FCC Authorizations, of such Station or (b) the consummation of the sale of the capital stock of the Station Subsidiaries that own the assets of such Station, whereupon this Agreement shall terminate only with respect to such Station and shall remain in full force and effect in accordance with its terms with respect to the remaining Stations.

2.3 FCC Approval. PMC and the Company shall file promptly with the FCC, but in no event later than ten business days following notice by one Party to the other, such applications, and take such other actions as may be reasonably required, to obtain the consent of the FCC to (i) any transfer of control of each Station’s FCC Authorizations from PMC to the Company, the Investor or a Permitted Transferee in connection with a termination of this Agreement as provided in Section 2.1 hereof or (ii) any assignment of a Station’s FCC Authorizations or the transfer of control of a Station Subsidiary to a third party in connection with any sale to such third party of a Station’s assets, including its FCC Authorizations, or the capital stock of a Station Subsidiary as provided in Section 2.2 hereof.

SECTION 3. MANAGEMENT AND RELATED FUNCTIONS

3.1 Management Functions. During the Term, the Parties agree that the sole Director of each of the Station Subsidiaries shall have sole responsibility for the management functions set forth in this Section 3.1 for each of the Stations and the Station Subsidiaries, and that each such Director shall delegate such management functions to PMC in accordance with the terms hereof. All management functions relating to the business or operations of the Stations that are not set forth in this Section 3.1 are expressly reserved to the Company (including, without limitation, the matters set forth in Section 4.3 below), and the Company shall have the right to rescind any action taken by PMC that is inconsistent with or in contravention of any of such rights reserved to the Company.

(a) Personnel

(i) Hiring, firing, promoting, disciplining and exercising day-to-day control over no less than two employees (at least one of whom shall be a management-level employee) who shall staff each Station’s main studio facility in accordance with the rules, regulations and policies of the FCC (such employees and any replacements for such employees, are collectively the “Station Employees”). The Station Employees as of the date hereof and the Station Subsidiary that employs the Station Employees are listed on Schedule 3.1(a)(i) hereto; and

(ii) Subject to the requirements of Section 3.2 below, managing and directing certain other employees of the Company and its subsidiaries (such employees and any replacements for such employees are collectively the “Corporate Employees”) as are necessary to enable PMC to control the operations of the Stations as contemplated by this Agreement. The Corporate Employees as of the date hereof are listed on Schedule 3.1(a)(ii) hereto.

(b) Finances

(i) Establishing and administering the Stations’ operating budgets; and

(ii) Causing the payment of financial obligations involving the Stations’ operations, including, without limitation, utility payments, payments of rent under the Station’s studio and transmitter site leases, salaries and benefits of the Station Employees, payments due to contract employees, legal fees and expenses, travel expenses, communications expenses, insurance costs, equipment rent and such other obligations that arise from time to time and concern the business or operations of the Stations; provided that, it is understood and agreed that neither PMC nor any of its officers, directors, stockholders or employees shall have liability for any such financial obligations.

(c) Programming

(i) Ascertaining important community issues and ensuring that no less than two hours per week of public affairs programming responsive to such issues is aired on the Stations; one hour of which responsive programming shall be provided by the Stations (Schedule 3.1(c)(i) hereto describes such programming provided by the Stations as of the date hereof) and one hour of which shall be provided by the Company, in each case as provided in the Affiliation Agreements for the Stations between the Company and each applicable Station subsidiary (any changes to the amount or schedule of such programming shall be subject to the consent of the Company and PMC).

(ii) Ensuring the broadcast by each Station of the programming supplied by the Company pursuant to the Affiliation Agreement for such Station between the Company and the applicable Station Subsidiary, subject to the terms and conditions contained in such Affiliation Agreement; and

(iii) Using commercially reasonable efforts to comply in all material respects with all FCC program requirements, including children’s programming, which programming shall be provided to each Station by the Company pursuant to the Affiliation Agreement for such Station, and which programming shall be broadcast on each Station by PMC, as provided in such Affiliation Agreement (any changes to the amount or schedule of such programming shall be subject to the consent of the Company and PMC), political broadcasts, sponsorship identifications, station identifications, and public affairs programming and public service announcements, it being understood and agreed that the Stations shall broadcast each day between 6:00 a.m. and Midnight, local time, no less than five public service announcements of at least 10 seconds in duration to be supplied by the Company as provided in such Affiliation Agreements (any changes to the amount or schedule of such announcements shall be subject to the consent of the Company and PMC).

(d) Facilities

(i) Maintaining a main studio for each Station as required, in all material respects, by the FCC’s rules, regulations and policies (unless and to the extent the FCC has granted, or in the future grants, a waiver of such rules, regulations or policies with respect to a Station);

(ii) Maintaining a public inspection file for each Station in accordance, in all material respects, with the FCC’s rules, regulations and policies by reviewing (A) the public file materials provided to each Station by the Company’s Associate General Counsel, copies of which shall be provided promptly by the Company to PMC and (B) such reports, memoranda and other documents prepared by any other Corporate Employee or any consultant or independent contractor who may from time to time be retained to audit the Stations’ public inspection files, copies of which shall be provided promptly by the Company to PMC;

(iii) Ensuring the Stations’ compliance, in all material respects, with FCC technical and engineering requirements by reviewing the system monitoring reports prepared by and for the Company for each Station (copies of which reports shall be provided promptly to PMC), and ensuring that appropriate actions are taken by one or more responsible Corporate Employees to address any repair or maintenance issues identified in such reports;

(iv) Directing and monitoring the Stations’ implementation of their respective DTV build-out schedules by attending periodic meetings or telephone conferences with appropriate Corporate Employees; and

(v) In all material respects, preparing, completing and timely filing with the FCC and/or placing in the Stations’ public inspection files all FCC-required reports and applications received from the Company’s Associate General Counsel or such other Corporate Employee that the Company may designate to provide such reports and applications.

3.2 Employees. In order to perform the services contemplated hereby, PMC will require, from time to time, the assistance and services of the Corporate Employees. The Company shall make available to PMC the Corporate Employees on an as needed basis for the purpose of assisting PMC in the performance of the management services set forth in this Section 3. When providing such assistance to PMC, the Corporate Employees shall be subject to the instruction and direction of PMC. PMC shall cooperate in good faith with the Company and use commercially reasonable efforts to ensure that PMC’s use of the services of the Corporate Employees does not unreasonably interfere with the services the Corporate Employees are required to provide to the Company. The Company (and not PMC) shall remain the sole employer of the Corporate Employees and shall be responsible for providing all compensation and benefits to be provided to the Corporate Employees.

3.3 Access and Office Space. To carry out the services set forth in this Section 3, the Executive and those he supervises will have unfettered access to the Stations’ physical facilities and space. Without cost or expense to PMC, the Company shall provide suitable office space for the Executive at the Company’s offices located at 10880 Wilshire Boulevard, Suite 1200, Los Angeles, California; and 601 Clearwater Park Road, West Palm Beach, Florida; or such other location as PMC and the Company may agree upon from time to time, together with all reasonable support staff and secretarial assistance, equipment, stationary, books and supplies. Without limiting the generality of the foregoing, PMC shall employ an executive assistant and an executive secretary and the cost of such employees shall be reimbursed pursuant to Section 5.1(c). During the Term, the Company shall not, without the prior written consent of PMC, which consent may be withheld in PMC’s sole discretion, change the location or operations of the Company’s headquarters from West Palm Beach, Florida, or its National Operations Center from St. Petersburg, Florida.

3.4 Policies. PMC will cause its employees and the Station Employees to execute on an annual basis the payola/plugola and conflict of interest/business opportunity statements that the Company’s employees are required to execute and deliver to the Company.

3.5 Information and Communications. The Company shall provide PMC with access to such information, statements, ledgers, reports and communications as PMC reasonably requires for the performance of the services contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide to PMC and PMC shall monitor the periodic reports prepared for the Company regarding the Stations’ public inspection files, PMC shall receive copies of all documents prepared for or by the Company that are required to be placed in the Stations’ public inspection files and PMC shall have access to all email communications and other correspondence from and to the Company’s Regional Vice Presidents and the Station Employees to the extent such communications and correspondence relate to the operation of the Stations. In the event PMC and the Company determine that any Station shall broadcast coverage of events of local or national importance in lieu of regularly scheduled network programming, upon the request of PMC, the Company shall provide to PMC its written consent to the preemption by PMC of such network programming.

3.6 Control of Station Subsidiaries. During the Term, the Company shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of any Station; such operations, including complete control and supervision of all of the programs, employees, and policies of the Stations, shall, in accordance with the delegation of authority set forth in Section 3.1, be the sole responsibility of PMC.

SECTION 4.	VOTING RIGHTS.
4.1	Proxies.

(a) Subject to the limitations in Section 4.3 below, the Company and each other Party that owns the capital stock of a Station Subsidiary that is a corporation (a “Grantor”), hereby appoints PMC, acting through the Executive, as its attorney-in-fact and proxy, with full power of substitution, to vote all shares of the common stock of each such Station Subsidiary owned by a Grantor (each, a “Corporate Subsidiary”) standing in the name of the Grantor on the books of such Corporate Subsidiary, and any and all other voting securities of such Corporate Subsidiary that may be issued with respect to such shares, as PMC, acting through the Executive shall in his sole discretion determine, with full power to represent the Grantor at any and all meetings, regular or special, of the shareholders of such Corporate Subsidiary, or at any adjournment or adjournments thereof, in person or by proxy, with all power which the Grantor would have if personally present, and with full power to act without a meeting pursuant to Section 607.0704 of the Florida Statutes.

(b) Each proxy granted by a Grantor pursuant to this Section 4.1 is irrevocable, having been granted pursuant to Section 607.0722(5) of the Florida Business Corporation Act, and is coupled with an interest; provided, however, that any proxy may be revoked or terminated if it would conflict with the valid exercise by any holder of debt of the Company of its rights as a creditor of the Company (a “Lender Revocation”); provided, further, however, that any Lender Revocation that would result in a transfer of control of any FCC Authorization of a Station shall be subject to compliance with applicable FCC requirements. Each Grantor understands and hereby acknowledges that, pursuant to Section 607.0722(5) of the Florida Business Corporation Act, except as provided in the preceding sentence, this proxy may not be revoked, amended or altered by such Grantor at any time prior to its termination in accordance with the terms hereof. Each Corporate Subsidiary is fully and irrevocably authorized and instructed by its respective Grantor to rely on this proxy for all purposes. In the event that any proxy granted pursuant to this Section 4.1 is held to be revocable, other than as a result of a Lender Revocation, the Grantor granting such proxy hereby agrees not to revoke it.

(c) This proxy shall be valid and in full force and effect from the date hereof until the termination or expiration of this Agreement or the date on which this Agreement otherwise ceases to be in full force and effect; provided that this proxy shall not terminate until the approval of the FCC has been obtained, to the extent required by Section 310 of the Communications Act of 1934, as amended, for any transfer of control of any Station Subsidiary resulting from such termination.

(d) Each Grantor is hereby advised by the Executive that, upon the death or disability of the Executive, ownership and control of PMC shall be transferred to the Executive’s wife, Marla Paxson or a Paxson Estate Planning Affiliate (as defined in the Call Agreement dated as of the date hereof among the Executive, Second Crystal Diamond Limited Partnership, Paxson Enterprises, Inc. NBC Palm Beach Investment II, Inc. and the Company (the “Call Agreement”)). Each Grantor acknowledges that any such transfer of ownership and control shall not affect the validity or enforceability of the proxy granted by such Grantor. Each Grantor agrees to use its commercially reasonable efforts to obtain any approval of the FCC as may be required under the Act as a result of any transfer of ownership and control of PMC from the Executive to Marla Paxson or a Paxson Estate Planning Affiliate.

4.2 Other Entities. With respect to each Station Subsidiary that is a limited liability company or limited partnership, the Company has caused the operating agreement or limited partnership agreement of each such Station Subsidiary to be amended, effective as of the date hereof, to designate PMC as the manager of such Station Subsidiary, subject to the terms and limitations set forth in such operating agreements and limited partnership agreement. No such amendment shall be construed as or have the effect of admitting PMC as a member or partner, whether general or limited, of any such Station Subsidiary.

4.3 Limitations on Authority. Without limiting the reservation of powers to the Company, as provided in Section 3.1 above, in exercising the voting rights granted pursuant to Section 4.1, or in acting as manager of any Station Subsidiary pursuant to Section 4.2, each of PMC and the Executive shall not vote for or take any of the following actions or permit any Station Subsidiary’s officers or directors to authorize or take any of the following actions without the prior consent of the Company:

(a) Any amendment of the articles or certificate of incorporation or by-laws of any of the Station Subsidiaries;

(b) Any amendment or modification of the terms or provisions of the operating agreement of any Station Subsidiary that is a limited liability company or the partnership agreement of any Station Subsidiary that is a partnership that, in either case, concern limitations on PMC’s authority to manage such company or partnership;

(c) Sale, lease, assignment, transfer or other divestiture by any of the Station Subsidiaries of the operating assets, including any FCC license, of a Station (other than any such sale, lease, assignment, transfer or other divestiture that is approved by the Company);

(d) Any acquisition of assets by any Station Subsidiary, including pursuant to a merger, consolidation or other business combination, or any merger or business combination transaction involving a Station Subsidiary;

(e) Issuance or sale of any capital stock of any of the Station Subsidiaries or any option, warrants or other rights to acquire capital stock of any of the Station Subsidiaries (including instruments convertible into capital stock);

(f) Any split, combination, or reclassification of the capital stock of any of the Station Subsidiaries in any manner;

(g) Cause any of the assets of any of the Station Subsidiaries to be subject to any lien or encumbrance (other than any lien or encumbrance approved by the Company);

(h) Any increase in the size of the board of directors of any of the Station Subsidiaries, or the election and removal of any member of the board of directors of any of the Station Subsidiaries;

(i) Any voluntary bankruptcy or winding up of any of the Station Subsidiaries or filing for protection under any bankruptcy or insolvency laws with respect to any of the Station Subsidiaries;

(j) Entering into any joint sales, joint services, time brokerage, local marketing or similar agreement or arrangement;

(k) Change the location of the principal business office of any of the Station Subsidiaries;

(l) Incur, create, assume or permit to exist any indebtedness of PMC or any lien on any asset of PMC;

(m) Engage in any business or enterprise, other than in connection with the activities and services contemplated by the terms of this Agreement;

(n) Enter into any transactions or agreements, except as contemplated by the Affiliation Agreements for the Stations, that will render the digital spectrum of the Stations unavailable for use by the Company’s programming network during the Restricted Period;

(o) Cause any Station Subsidiary to violate, require the consent or waiver of the holders of, or trigger voting rights under, any debt or preferred stock of the Company;

(p) Cause any Station Subsidiary to make any loan or otherwise extend credit to any party; or

(q) Cause any Station Subsidiary to issue any dividend or other distribution with respect to the capital stock of such Station Subsidiary.

SECTION 5.	PAYMENTS TO PMC
5.1	Payment of Expenses.

(a) PMC shall establish one or more bank accounts in PMC’s name for the payment of financial obligations involving the Stations’ operations. The budget attached hereto as Schedule 5.1(a) (the “Management Budget”) sets forth the Company’s reasonable estimate, as of October 10, 2005, of the costs and expenses required for the Stations’ operations for the period from September 5, 2005 to December 31, 2005. The Company and PMC acknowledge that actual costs and expenses for such period and subsequent periods are subject to change. Commencing on the Effective Date and on the first business day of each month thereafter during the Term, the Company shall provide by wire transfer of immediately available funds to the account or accounts specified by PMC such amounts as are required to pay the Stations’ financial obligations substantially in accordance with the Management Budget as the Management Budget shall be modified from time to time to reflect the actual cost of the Stations’ operations.

(b) One or more Corporate Employees shall provide such assistance as PMC requires for the payment by PMC of the Stations’ financial obligations, including without limitation, receiving and processing bills and invoices for payment, preparing checks to be drawn on PMC’s accounts for the payment of such bills and invoices and, prior to delivering payment (except in cases beyond the reasonable control of the Company), providing to PMC on a periodic basis a statement showing the amount and recipient of each proposed payment and such other information as PMC may reasonably request. The Corporate Employees shall make the payments set forth therein following review and confirmation of such statement by PMC. Such Corporate Employees shall follow any and all instructions that PMC may provide regarding the payment of the Stations’ financial obligations.

(c) The Company shall reimburse PMC promptly for all reasonable and necessary expenses incurred by PMC (including the Executive) in performing the management functions set forth in Section 3 hereof and maintaining such books and records as PMC is required to maintain pursuant to the terms of this Agreement, including, but not limited to all reasonable travel, entertainment and other similar business expenses incurred by PMC employees in connection with the services to be provided hereunder, including such expenses incurred by PMC employees in connection with business meetings at the Company’s headquarters and visits by PMC employees to the Stations.

(d) The Parties shall review the Management Budget (to be prepared by the Company and provided to PMC) prior to the commencement of each calendar year and at such other times as the Parties deem appropriate and the Management Budget shall be adjusted as agreed by the Parties to reflect changes, if any, in the Stations’ financial obligations.

5.2 Management Fee. As compensation for the services to be rendered under the terms of this Agreement, the Management Budget shall include a management fee payable to PMC in the amounts set forth in (a) below, and PMC shall take such actions as may be necessary to ensure that payments and distributions to the Executive from PMC do not exceed the amounts of the management fees set forth below:

(a) Initial Management Fee. The initial management fee shall be paid at an annual rate of $968,000 for the period from the Effective Date through December 31, 2005. For each subsequent calendar year during the Term, the annual management fee shall be increased by ten percent (10%) of the amount of the management fee for the immediately preceding calendar year (i.e., cumulatively).

(b) PMC Benefits. During the Term, the Company agrees to use its commercially reasonable efforts to permit the Executive and any other employees of PMC to participate in employee welfare benefit plans (including, without limitation, group medical, group dental, life insurance and disability benefits programs) sponsored or maintained by the Company or its subsidiaries for its or their employees generally or to assist PMC in obtaining comparable coverage at comparable costs. During the Term, the Executive shall be entitled to receive such benefits that the Executive receives or is entitled to receive under the Company’s welfare benefit plans in effect on the date of this Agreement. Without limiting the generality of the foregoing, the Company shall continue to pay on the Executive’s behalf such premiums as are payable by the Executive under any group medical, dental and disability plans. The Management Budget shall include an amount to cover a portion of the cost of such benefits for PMC employees and such amount shall be equal to the amount that the Company would have paid for such benefits for similarly situated Company employees. In addition to the foregoing, during the Term, the Company will make available to PMC its jet aircraft, for both business and personal use by the Executive; provided that such personal use does not interfere with the operations of the Company. In the event that the Executive uses the Company’s jet aircraft for personal reasons, PMC will pay for, or reimburse the Company for, the fuel and the pilot’s travel expenses for such personal flights.

(c) Station Sales. Except as specifically provided herein, no amount or form of compensation to PMC or its employees shall be reduced or pro rated as a result of the sale of one or more Stations or Station Subsidiaries.

5.3 Taxes. PMC shall be responsible for the payment and withholding of any income, employment or other taxes resulting from or relating to the payment of any amounts or the provision of any benefits to or for the benefit of PMC or PMC employees under Section 5.2 above. The Company and PMC acknowledge and agree that the payments and benefits described in Section 5.2 are being provided by the Company to PMC and shall be treated and reported accordingly, including for tax purposes, and that no part of such payment and benefit is reportable as being paid to the Executive on a Form 1099.

SECTION 6. PAYMENTS UPON TERMINATION

Payment of compensation under Section 5 above shall continue until the Termination Date. Following termination of this Agreement, the Company shall have no further liability to PMC, and no further payment or benefits shall be provided by the Company to PMC, except as provided herein. Following any termination of this Agreement, PMC shall refund to the Company any funds advanced by the Company to PMC pursuant to Section 5.1 that have not been disbursed by PMC, other than any amounts described in Section 5.2 hereof. In the event of a termination of this Agreement, to the extent such amounts have not previously been paid by the Company, the Company shall pay to PMC an amount in cash equivalent to: (i) the accrued but unpaid management fee under Section 5.2 as of the Termination Date; and (ii) any business expenses incurred as of the Termination Date.

SECTION 7. INTANGIBLES

PMC acknowledges that all rights in the formats, programming, concepts, approaches, copy and titles embodied in the operation of the Paxson Group, any Station or PAX TV, i or other broadcast network of the Company, and all changes, additions and amendments thereto which may occur during or after the Term, belong exclusively to the Company. PMC hereby assigns any and all rights or interests PMC may have therein to the Company. PMC shall not at any time during the Term of this Agreement, or after the termination of this Agreement, have or claim any right, title or interest in any trade name, patent, trademark, copyright or other similar rights belonging to or used by any member of the Paxson Group and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of any member of the Paxson Group, whether produced, prepared or published in whole or in part by PMC, its employees, or any member of the Paxson Group.

SECTION 8. BOOK AND RECORDS

8.1 Maintenance of Records. PMC shall keep and maintain such books and records as PMC determines are reasonably required in the ordinary course of business for the conduct by PMC of the management services contemplated hereby. PCC shall keep and maintain such books and records as PCC determines are reasonably required in the ordinary course of business for processing the bills and invoices related to the Stations’ financial obligations.

8.2 Company’s Right of Inspection and Review. The Company and its accountants, attorneys and agents shall have, at all reasonable times during the Term, the right to examine and copy the books and records of PMC which the Company, in its reasonable discretion, shall deem necessary or advisable, but the same shall be done with as little disruption to PMC as possible.

SECTION 9. CONFIDENTIALITY

Each of PMC and the Executive covenants and agrees that both during the Term of this Agreement and thereafter PMC and the Executive shall not disclose to any third party or use in any way any confidential information, business secrets, or business opportunity of any member of the Paxson Group, including, without limitation, advertiser lists, rate cards, programming information, programming plans, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, ratings reports, budgets, research, or financial, purchasing, planning, employment or personnel data and information. The foregoing notwithstanding, neither PMC nor the Executive shall be prohibited from disclosing any such information, secrets or opportunity if required by applicable law or regulation or the order of any court; provided, however, that PMC or the Executive, as applicable, shall notify the Company prior to any such disclosure so that the Company may, at its election, seek to contest such disclosure or attempt to obtain a protective order. Immediately upon termination of this Agreement for any reason, or at any other time upon the Company’s request, PMC and the Executive, as applicable, will return to the Company or any subsidiary or affiliate of the Company (the “Paxson Group”) all memoranda, notes, records, names and addresses, lists or other documents made or compiled by PMC or the Executive or made available to PMC or the Executive during the Term concerning the business of any member of the Paxson Group, all other confidential information and all personal property of any member of the Paxson Group, including, without limitation, all files, audio or video tapes, recordings, records, documents, drawings, specifications, lists, equipment, supplies, promotional material, scripts, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom and any and all copies thereof shall be delivered to the Company upon the termination of this Agreement for whatever reason or at any other time upon the Company’s reasonable request. Neither PMC nor the Executive shall at any time during or after the Term use for its own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge, or data of a secret or confidential nature that concerns the business or affairs of any member of the Paxson Group.

SECTION 10. DISPUTE RESOLUTION

In the event of any controversy or dispute between PMC or the Executive on the one hand and the Company on the other relating to or arising out of the interpretation or performance of this Agreement, PMC or the Executive, as applicable, and the Company shall, upon the request of either Party, use their reasonable best efforts to resolve such dispute. If the dispute relates in any way to the Communications Act of 1934, as amended, or any order, rule regulation or policy of the FCC, the Parties shall submit the dispute to a member of Wiley, Rein & Fielding LLP acceptable to PMC and the Company (“FCC Counsel”). FCC Counsel, after consultation with PMC’s or the Executive’s, as applicable, and the Company’s FCC counsel and, to the extent feasible, the FCC, shall have sole authority to determine the outcome of any such dispute and the determination of FCC Counsel shall be final and binding on the Parties. Any controversy or dispute that does not relate to the Communications Act of 1934, as amended, or any order, rule regulation or policy of the FCC, shall be determined, at the request of either Party, by an independent member of the Board of Directors of the Company selected by a majority of the Board of Directors of the Company and the determination of such director shall be final and binding on the Parties. The parties intend that these provisions regarding dispute resolution are enforceable and irrevocable.

SECTION 11. TRANSFER OF OWNERSHIP

The Executive, as controlling shareholder of PMC, hereby agrees that, during the Term, he will not offer, sell, transfer, assign, grant a participation in or option with respect to, pledge, encumber or otherwise dispose of (any such action, a “Transfer”) any shares of stock of PMC except as expressly permitted under this Section 11. In the event of Executive’s death or permanent disability, control of PMC may be transferred to Marla Paxson by estate planning directive, the laws of intestate distribution or otherwise, and an appropriate application shall be filed with the FCC for the transfer of control of the Stations to Marla Paxson. The Executive may transfer any or all shares of stock of PMC to or for the benefit of any Paxson Estate Planning Affiliate as such term is defined in Call Agreement. Any attempt to transfer any shares of stock in a manner that does not comply with this Agreement shall be ineffective.

SECTION 12. STATION SUBSIDIARIES

Each of the Station Subsidiaries hereby acknowledges the rights and authority of PMC to control the Station Subsidiaries and agrees to fully cooperate with PMC with respect to the provision by PMC of the services to be provided hereunder. Each of the Station Subsidiaries agrees that it will abide by the restrictions of Section 4.3 and shall not engage in any actions described therein without the prior consent of the Company. Each Station Subsidiary shall enter into and become a Party to this Agreement solely for purposes of this Section 12 and the enforcement of any obligations hereunder and shall not otherwise be a Party to or bound by the terms of this Agreement; provided, however, that each Station Subsidiary that is also a Grantor shall also enter into and become a Party to this Agreement for the purposes of Section 4 hereof.

SECTION 13. MISCELLANEOUS

13.1 Governing Law and Venue. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Florida. Each Party hereby submits to the jurisdiction of any state or U.S. federal court sitting within Palm Beach County, Florida. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

13.2 Standard of Care. PMC will use commercially reasonable efforts in performing services under this Agreement consistent with industry standards in television broadcasting and in compliance with applicable law. PMC shall be deemed to have acted in accordance with this Agreement for so long as PMC has acted in a manner which PMC determined, in the exercise of good faith and reasonable business judgment, to be in the economic best interests of the Station Subsidiaries considering those interests in the aggregate and consistent in all material respects with the requirements of law, including the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC. Notwithstanding anything herein stated or implied to the contrary, any and all liability arising under contract (other than this Agreement), statute or common law attaching to the Station Subsidiaries for actions or omissions of the Station Subsidiaries or their agents, including, without limitation, debts, financial obligations, performance obligations, tort liability, and taxes, withholdings, penalties, fines and similar payments (“Operational Liabilities”) shall not attach to PMC or to the Executive by operation of law or by the terms of this Agreement; and the Company shall indemnify, defend and hold PMC and the Executive harmless from and against any and all Operational Liabilities for the term of this Agreement and three (3) years thereafter.

13.3 Insurance. During the Term, the Company shall add and maintain PMC and the Executive as an additional insured on each of the Company’s existing policies of insurance that are applicable to the business and operations of the Stations. The Company shall maintain appropriate insurance coverages on such terms and in such amounts as is consistent with industry practices, and as reasonably satisfactory to PMC. Upon request of PMC, the Company shall promptly provide evidence of the insurance required hereunder.

13.4 No Third Party Beneficiaries. The terms of this Agreement are not intended to and shall not confer upon any person or entity other than the Parties hereto any rights or remedies hereunder.

13.5 Entire Agreement. This instrument (including the Schedules annexed hereto) contains the entire understanding and agreement between the Parties relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed or terminated, except by an agreement in writing signed by the Party against whom enforcement of any waiver, modification, change, amendment or termination is sought.

13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute a single Agreement.

13.7 Provisions Severable. If one or more provisions of this Agreement or the application thereof to any person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a “Conflicting Provision”), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other persons or circumstances or in jurisdictions other than that as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the Parties. In such event, the Parties shall negotiate in good faith such changes in other terms as shall be practicable in order to restore the Parties to effect the original intent of the Parties.

13.8 Headings. The Section headings of this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

13.9 Assignment of Agreement; Successors and Assigns. Neither PMC nor the Company shall assign this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, PMC may, except as otherwise expressly provided herein, engage such persons (including Affiliates of PMC) as it deems advisable for the purpose of performing or carrying out any of the obligations of PMC under this Agreement; provided that: (a) overall management responsibility at all times shall remain with PMC, and (b) the cost of retaining such persons shall be borne by the Company only if it has been included in the Management Budget or otherwise approved in advance by the Company. The rights and obligations of the Parties shall inure to the benefit of and be binding upon their heirs, successors, administrators, and/or permitted assigns.

13.10 Cooperation. PMC agrees that following the termination of this Agreement, PMC will remain reasonably available to and cooperate fully with the Company with respect to any matters over which PMC had control, responsibility or knowledge during the term of this Agreement, including any litigation matters with third parties with respect to any matters over which PMC had control, responsibility or knowledge during the Term.

13.11 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, facsimile or sent by commercial delivery service, registered or certified mail, return receipt requested, (iii) deemed to have been given on the date of personal delivery, the date that delivery by facsimile is confirmed by telephone or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to the Company:

Paxson Communications Corporation

601 Clearwater Park Road

West Palm Beach, Florida 33401

Tel: 561-659-4122

Fax: 561-659-4754

with copy to:

Holland & Knight LLP

222 Lakeview Avenue, Suite 1000

West Palm Beach, Florida 33401

Attention: David L. Perry

Tel: 561-650-8314

Fax: 561-650-8399

and

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, N.W., Suite 800

Washington, DC 20036

Attention: John R. Feore, Jr.

Tel: 202-776-2000

Fax: 202-776-2222

If to PMC:

Paxson Management Corporation

Attn: Lowell W. Paxson

529	South Flagler Drive

Apt. 26H

West Palm Beach, Florida 33401

Tel: 561-835-8080

Fax: 561-832-5656

with copy to:

Wiley, Rein & Fielding LLP

1776 K Street NW

Washington, DC 20006

Attention: Fred Fielding

Tel: 202-719-7000

Fax: 202-719-7049

or to any such other or additional persons and addresses as the Parties may from time to time designate in a writing delivered in accordance with this Section 13.11.

13.12 Survival. The terms of Section 5 shall survive the termination of this Agreement until payment has been made in full and the terms of Sections 6, 7, 8, 9, and 13 shall survive the termination of this Agreement.

13.13 Waiver. The waiver by any Party of a breach of any provision of this Agreement by any other Party, or the failure of any Party to exercise any of the rights set forth herein, shall not operate or be construed as a waiver of any subsequent breach or be deemed to be a waiver by any Party of any of its rights hereunder.

13.14 Executive Obligations. The Executive shall enter into and become a Party to this Agreement solely for the purposes of Sections 5.2(b), 9, 10 and 11, and shall not otherwise be a party to or bound by the terms of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PAXSON COMMUNICATIONS CORPORATION

By:	/s/ Dean M. Goodman

	Name: Title:	Dean M. Goodman President and Chief Operating Officer

PAXSON MANAGEMENT CORPORATION

By: /s/ Lowell W. Paxson

Name: Title:	Lowell W. Paxson President

EXECUTIVE

/s/ Lowell W. Paxson

Lowell W. Paxson

STATION SUBSIDIARIES SIGNATURE PAGE

Paxson Akron License, Inc.
Paxson Albany License, Inc.
Paxson Atlanta License, Inc.
Paxson Battle Creek License, Inc.
Paxson Boston-68 License, Inc.
Paxson Buffalo License, Inc.
Paxson Charleston License, Inc.
Paxson Chicago License, Inc.
Paxson Communications of Akron-23, Inc.
Paxson Communications of Albany-55, Inc.
Paxson Communications of Atlanta-14, Inc.
Paxson Communications of Battle Creek-43, Inc.
Paxson Communications of Boston-68, Inc.
Paxson Communications of Buffalo-51, Inc.
Paxson Communications of Charleston-29, Inc.
Paxson Communications of Chicago-38, Inc.
Paxson Communications of Dallas-68, Inc.
Paxson Communications of Denver-59, Inc.
Paxson Communications of Des Moines-39, Inc.
Paxson Communications of Greensboro-16, Inc.
Paxson Communications of Greenville-38, Inc.
Paxson Communications of Hartford-26, Inc.
Paxson Communications of Honolulu-66, Inc.
Paxson Communications of Houston-49, Inc.
Paxson Communications of Indianapolis-63, Inc.
Paxson Communications of Jacksonville-21, Inc.
Paxson Communications of Jacksonville-35, Inc.
Paxson Communications of Kansas City-50, Inc.
Paxson Communications of Knoxville-54, Inc.
Paxson Communications of Lexington-67, Inc.
Paxson Communications of Los Angeles-30, Inc.
Paxson Communications of Milwaukee-55, Inc.
Paxson Communications of Minneapolis-41, Inc.
Paxson Communications of Oklahoma City-62, Inc.
Paxson Communications of Orlando-56, Inc.
Paxson Communications of Philadelphia-61, Inc.
Paxson Communications of Phoenix-51, Inc.
Paxson Communications of Portland-22, Inc.
Paxson Communications of Providence-69, Inc.
Paxson Communications of Raleigh-47, Inc.
Paxson Communications of Sacramento-29, Inc.
Paxson Communications of Salt Lake City-30, Inc.
Paxson Communications of San Antonio-26, Inc.
Paxson Communications of San Jose-65, Inc.

Paxson Communications of Scranton-64, Inc.
Paxson Communications of Spokane-34, Inc.
Paxson Communications of Syracuse-56, Inc.
Paxson Communications of Tampa-66, Inc.
Paxson Communications of Tulsa-44, Inc.
Paxson Communications of Washington-60, Inc.
Paxson Communications of Washington-66, Inc.
Paxson Communications of Wausau-46, Inc.
Paxson Communications LPTV, Inc.
Paxson Dallas License, Inc.
Paxson Denver License, Inc.
Paxson Des Moines License, Inc.
Paxson Greensboro License, Inc.
Paxson Greenville License, Inc.
Paxson Hartford License, Inc.
Paxson Hawaii License, Inc.
Paxson Houston License, Inc.
Paxson Indianapolis License, Inc.
Paxson Jacksonville License, Inc.
Paxson Jax License, Inc.
Paxson Kansas City License, Inc.
Paxson Knoxville License, Inc.
Paxson Lexington License, Inc.
Paxson Los Angeles License, Inc.
Paxson Milwaukee License, Inc.
Paxson Minneapolis License, Inc.
Paxson Oklahoma City License, Inc.
Paxson Orlando License, Inc.
Paxson Philadelphia License, Inc.
Paxson Raleigh License, Inc.
Paxson Sacramento License, Inc.
Paxson Salem License, Inc.
Paxson Salt Lake City License, Inc.
Paxson San Antonio License, Inc.
Paxson San Jose License, Inc.
Paxson Scranton License, Inc.
Paxson Spokane License, Inc.
Paxson Syracuse License, Inc.
Paxson Tulsa License, Inc.
Paxson Washington License, Inc.
Paxson Washington-60 License, Inc.
Paxson Wausau License, Inc.
Paxson West Palm Beach Holdings, Inc.
Paxson West Palm Beach License, Inc.

By: /s/ Dean M. Goodman

Name: Dean M. Goodman Title:	President of each Station Subsidiary

STATION SUBSIDIARIES SIGNATURE PAGE (cont’d)

PAXSON COMMUNICATIONS LICENSE COMPANY, LLC

By: Paxson Communications Corporation, Its sole Member

By: /s/ Dean M. Goodman

Name: Dean M. Goodman
Title: President and Chief Operating Officer

AMERICA 51, L.P.

By: Paxson Communications of Phoenix-51, Inc., Its General Partner

By: /s/ Dean M. Goodman

Name: Dean M. Goodman
Title: President and Chief Operating Officer

OCEAN STATE TELEVISION, L.L.C.

By: Paxson Communications of Providence-69, Inc., Its sole Member

By: /s/ Dean M. Goodman

Name: Dean M. Goodman
Title: President and Chief Operating Officer

GRANTORS SIGNATURE PAGE

Paxson Communications Corporation
Paxson Communications Television, Inc.
Paxson Holdings, Inc.
Paxson Hartford Holdings, Inc.
Paxson Indianapolis Holdings, Inc.
Paxson West Palm Beach Holdings, Inc.
Paxson Communications of Akron-23, Inc.
Paxson Communications of Albany-55, Inc.
Paxson Communications of Atlanta-14, Inc.
Paxson Communications of Battle Creek-43, Inc.
Paxson Communications of Boston-68, Inc.
Paxson Communications of Buffalo-51, Inc.
Paxson Communications of Charleston-29, Inc.
Paxson Communications of Chicago-38, Inc.
Paxson Communications of Dallas-68, Inc.
Paxson Communications of Denver-59, Inc.
Paxson Communications of Des Moines-39, Inc.
Paxson Communications of Greensboro-16, Inc.
Paxson Communications of Greenville-38, Inc.
Paxson Communications of Hartford-26, Inc.
Paxson Communications of Honolulu-66, Inc.
Paxson Communications of Houston-49, Inc.
Paxson Communications of Indianapolis-63, Inc.
Paxson Communications of Jacksonville-21, Inc.
Paxson Communications of Jacksonville-35, Inc.

Paxson Communications of Kansas City-50, Inc.
Paxson Communications of Knoxville-54, Inc.
Paxson Communications of Lexington-67, Inc.
Paxson Communications of Los Angeles-30, Inc.
Paxson Communications of Milwaukee-55, Inc.
Paxson Communications of Minneapolis-41, Inc.
Paxson Communications of Oklahoma City-62, Inc.
Paxson Communications of Orlando-56, Inc.
Paxson Communications of Philadelphia-61, Inc.
Paxson Communications of Phoenix-51, Inc.
Paxson Communications of Portland-22, Inc.
Paxson Communications of Providence-69, Inc.
Paxson Communications of Raleigh-47, Inc.
Paxson Communications of Sacramento-29, Inc.
Paxson Communications of Salt Lake City-30, Inc.
Paxson Communications of San Antonio-26, Inc.
Paxson Communications of San Jose-65, Inc.
Paxson Communications of Scranton-64, Inc.
Paxson Communications of Spokane-34, Inc.
Paxson Communications of Syracuse-56, Inc.
Paxson Communications of Tulsa-44, Inc.
Paxson Communications of Washington-60, Inc.
Paxson Communications of Washington-66, Inc.
Paxson Communications of Wausau-46, Inc.

By: /s/ Dean M. Goodman
Name: Dean M. Goodman
Title: President of each Grantor